Registration No. 333-

As filed with the Securities and Exchange Commission on May 20, 2019

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 Washington,  D.C.  20549

 FORM S-8

REGISTRATION STATEMENT UNDER  THE SECURITIES ACT OF 1933Evans Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

New York	16-1332767
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

One Grimsby DriveHamburg, New York 14075

(Address of Principal Executive Offices)

 Evans Bancorp, Inc. Amended and Restated 2019 Long-Term Equity Incentive Plan

(Full Title of the Plan)Copies to:

David J. Nasca	John J. Gorman, Esq.
President and Chief Executive Officer	Elizabeth A. Cook, Esq.
Evans Bancorp, Inc.	Luse Gorman, PC
One Grimsby Drive	5335 Wisconsin Ave., NW, Suite 780
Hamburg, New York 14075	Washington, DC 20015
(716) 926-2000	(202) 274-2000
(Name, Address and Telephone
Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.50 per share	427,386 (2)	$36.07 (3)	$15,415,813.02	$1,869

_______________________

(1)Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Evans Bancorp, Inc. Amended and Restated 2019 Long-Term Equity Incentive Plan (the “LTIP”) as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Evans Bancorp, Inc. (the “Company”) pursuant to 17 C.F.R. Section 230.416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)Represents the number of shares of common stock reserved for issuance under the LTIP for any grants of stock options,  stock appreciation rights, restricted stock and restricted stock units.

(3)Determined pursuant to 17 C.F.R. Section 230.457(h)(1) of the Securities Act.

____________________

This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act and 17 C.F.R. § 230.462 under the Securities Act.

PART I.INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 and 2.Plan Information; and Registrant Information and Employee Plan Annual Information

The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants in the Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act.

Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.Incorporation of Documents by Reference

The following documents previously or concurrently filed with the Commission are hereby incorporated by reference in this Registration Statement:

(a) The Company’s Annual Report on Form 10-K for the year ended December 31, 2018 (File No. 001-35021), filed with the Commission on February 28, 2019, pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the year covered by the Annual Report on Form 10-K referred to in (a) above; and

(c) The description of the Company’s common stock contained in the Registration Statement on Form 8-A (File No. 001-35021), filed with the Commission on December 22, 2010.

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents.  Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectus.

All information appearing in this Registration Statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

None.

Item 6.  Indemnification of Directors and Officers

Article 11 of the Company’s Certificate of Incorporation limits director liability as follows:

11.Director Liability.  A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages because of his breach as a director unless:

(A)  such liability is based upon a judgment or other final adjudication adverse to him which establishes:

(1)  that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law;

(2)  that he personally gained in fact a financial profit or other advantage to which he was not legally entitled; or

(3)  that his acts violated Section 719 of the New York Business Corporation Law; or

(B) such liability is for any act or omission preceding the adoption of this Article.

If the New York Business Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of directors, the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be further limited to the fullest extent permitted by the amended New York Business Corporation Law.

Article V of the Company’s Bylaws provides for indemnification of directors and officers as follows:

ARTICLE V. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 501. Right to Indemnification

Any person who was, is, or is threatened to be made a party to any action or proceeding, whether civil or criminal (including an action by or in the right of the Corporation or any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which any director or officer of the Corporation served in any capacity at the request of this Corporation), by reason of the fact that he or she, or his or her testator or intestate, is or was a director or officer of the Corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, shall be indemnified by the Corporation against all judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred in connection with the defense or appeal of any such action or proceeding, to the fullest extent permitted by the New York Business Corporation Law or other applicable law.

Section 502. Advancement of Expenses

Expenses incurred by a person entitled to indemnification under Section 501 of these Bylaws in defending or appealing any such action or proceeding shall be paid by the Corporation in advance of the final disposition of such action or proceeding; provided that the payment of expenses in advance of the final disposition of an action or proceeding shall be made only upon delivery to the Corporation of an undertaking by or on behalf of the director or officer to repay all amounts so advanced if it should be determined ultimately that the director or officer is not entitled to be indemnified.  The preceding right of indemnification shall be a contract right enforceable by the director or officer with respect to any claim, cause of action, action or proceeding accruing or arising while this Bylaw shall be in effect.

Section 503. Authorization of Indemnification

Any indemnification provided for by Section 501 shall be authorized in any manner provided by the NY BCL or other applicable law.

Section 504. Right of Claimant to Bring Suit

If a claim of indemnification is not paid in full by the Corporation within ninety (90) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to recover the expenses of prosecuting such claim.

Section 505. Non-Exclusivity of Rights

The rights conferred on any person under this Article shall not be exclusive of any other right which may exist under any statute, provision of the Certificate of Incorporation, Bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.

Section 506. Insurance

Subject to the laws of New York, the Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation against any expense, liability or loss of the general nature contemplated by this Article, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the laws of New York.

Section 507. Severability

It is the intent of the Corporation to indemnify its officers and directors to the fullest extent authorized by the laws of New York as they now exist or may hereafter be amended.  If any portion of this Article shall for any reason be held invalid or unenforceable by judicial decision or legislative amendment, the valid and enforceable provisions of this Article will continue to be given effect and shall be construed so as to provide the broadest indemnification permitted by law.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  List of Exhibits.

Regulation S-K Exhibit Number	Document	Reference to Prior Filing or Exhibit No. Attached Hereto

5	Opinion of Luse Gorman, PC	Attached as Exhibit 5

10.1	Evans Bancorp, Inc. Amended and Restated 2019 Long-Term Equity Incentive Plan	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-35021), filed by Evans Bancorp, Inc. on April 26, 2019

10.2	Form of Employee Restricted Stock Award Agreement	Attached as Exhibit 10.2

10.3	Form of Employee Stock Option Award Agreement	Attached as Exhibit 10.3

10.4	Form of Director Restricted Stock Award Agreement	Attached as Exhibit 10.4

10.5	Form of Director Stock Option Award Agreement	Attached as Exhibit 10.5

23.1	Consent of Luse Gorman, PC	Contained in Exhibit 5

23.2	Consent of KPMG LLP	Attached as Exhibit 23.2

24	Power of Attorney	Contained on Signature Page

Item 9.Undertakings

The undersigned registrant hereby undertakes:

1.To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

2.That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

4.That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

5.Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Hamburg,  State of New York, on this 20th day of May, 2019.

EVANS BANCORP, INC.

By:	/s/ David J. Nasca
David J. Nasca
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Evans Bancorp, Inc. (the “Company”) hereby severally constitute and appoint David J. Nasca and John B. Connerton as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said David J. Nasca and John B. Connerton may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of shares of common stock to be granted and shares of common stock to be issued upon the exercise of stock options to be granted under the Evans Bancorp, Inc. Amended and Restated 2019 Long-Term Equity Incentive Plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said David J. Nasca and John B. Connerton shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ David J. Nasca	President and Chief Executive Officer/	May 20, 2019
David J. Nasca	Director (Principal Executive Officer)

/s/ John B. Connerton	Treasurer (Principal Financial Officer and	May 20, 2019
John B. Connerton	Principal Accounting Officer)

/s/ Lee C. Wortham	Chairman of the Board/Director	May 20, 2019
Lee C. Wortham

/s/ Oliver H. Sommer	Vice Chairman of the Board/Director	May 20, 2019
Oliver H. Sommer

	Director	May 20, 2019
Michael A. Battle

/s/ James E. Biddle, Jr.	Director	May 20, 2019
James E. Biddle, Jr.

	Director	May 20, 2019
Jody L. Lomeo

Robert G. Miller, Jr.	Director	May 20, 2019
Robert G. Miller, Jr.

Kimberley A. Minkel	Director	May 20, 2019
Kimberley A. Minkel

Christina P. Orsi	Director	May 20, 2019
Christina P. Orsi

David R. Pfalzgraf, Jr.	Director	May 20, 2019
David R. Pfalzgraf, Jr.

Michael J. Rogers	Director	May 20, 2019
Michael J. Rogers

Nora B. Sullivan	Director	May 20, 2019
Nora B. Sullivan

Thomas H. Waring, Jr.	Director	May 20, 2019
Thomas H. Waring, Jr.